Exhibit 99.1

Allarity Therapeutics Receives Australian Patent Acceptance Notice for Stenoparib DRP® Companion Diagnostic

TARPON SPRINGS, Fla., June 30, 2025 -- Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib—a differentiated, dual PARP and WNT pathway inhibitor—as a personalized cancer treatment using its proprietary, drug-specific Drug Response Predictor (DRP®) patient selection technology—today announced that IP Australia, the Australian Government agency that administers intellectual property rights in the country, has formally accepted the Company’s patent application for its DRP® companion diagnostic specific to stenoparib.

The acceptance covers 40 claims and marks a key step in Allarity’s global strategy to protect the potential international commercialization of its proprietary DRP® platform alongside the clinical development of stenoparib. The granted patent will be officially advertised in the Australian Official Journal of Patents on June 26, 2025, followed by a three-month opposition period. If unopposed, the patent is expected to be granted within 20 working days thereafter.

Thomas Jensen, CEO of Allarity Therapeutics, commented: “This latest patent acceptance from Australia represents another important achievement in our efforts to secure international IP protection for our DRP® technology. As we continue advancing stenoparib through Phase 2 trials toward U.S. regulatory approval, we are also building a robust intellectual property position in key global markets.”

Allarity previously secured a European patent for the Stenoparib DRP® and holds 18 granted patents for drug-specific DRPs, including eight in the United States. Patent applications for the Stenoparib DRP® remain pending in the U.S., Canada, Japan, China, and India.

About Stenoparib

Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the WNT signaling pathway. Aberrant WNT/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking WNT pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic for many cancer types, including ovarian cancer. Allarity has secured exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, may have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be enhanced. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines, combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has shown an ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients across dozens of clinical studies (both retrospective and prospective). The DRP platform, which may be useful in all cancer types and is patented for dozens of anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® technology to develop a companion diagnostic that can be used to select those patients expected to derive the greatest clinical benefit from stenoparib. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the expected grant and scope of the Australian patent for the Stenoparib DRP®; the anticipated contribution of this patent to the Company’s global intellectual property strategy; and the Company’s ability to advance and commercialize stenoparib in Australia and other key markets. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the potential for opposition to the patent grant; changes in regulatory timelines or requirements; failure to obtain regulatory approval for stenoparib or its companion diagnostic; and risks inherent in developing and commercializing biopharmaceutical products. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form 10-K annual report filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025, available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
investorrelations@allarity.com

Media Contact:

Thomas Pedersen
Carrotize PR & Communications
+45 6062 9390
tsp@carrotize.com